SCHEDULE 14A INFORMATION

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Columbia U.S. Government Securities Fund, Inc.
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(Name of Registrant as Specified in its Charter)

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                                                  Definitive Additional Material

(This page is from the Fund's 2000 Semi-Annual Report may be deemed soliciting material)

                                Fund Developments

         Recently, the Board of Directors of Columbia U.S. Government Securities Fund approved a number of changes that are intended to increase the Fund's overall investment flexibility and performance potential. A proxy statement requesting shareholders to vote on the changes--which include a new name, investment objective and strategy--was recently mailed to investors in the Fund.

         Currently, the Fund's Investment objective seeks preservation of capital and a high level of income by investing at least 80% of its assets in direct obligations of the U.S. Government. If approved by shareholders, the Fund's new investment objective would be to seek a high level of current income consistent with a high degree of stability. The Fund would achieve this objective by investing primarily in high quality, short-term fixed income instruments. This change would allow the Fund to invest in a wider array of short-term, high quality bonds, including debt of federal agencies, investment-grade corporate bonds, asset-backed securities and mortgage-related securities, as well as some non-investment grade bonds (no more than 10% of Fund assets). The intent is to generate substantially higher income and potentially greater total return with only a small increase in risk. Furthermore, the name of the Fund would be changed to Columbia Short Term Bond Fund to better reflect the investment objective and strategy.

         For investors living in high income tax states, a fund investing primarily in government securities can provide relief from state taxes. However, the Fund's Board believes that the potential yield advantage afforded by changing the Fund's investment objective and strategy will, over the long-term, offset the reduced state tax benefit. We anticipate that the Fund will continue to provide some opportunity for state tax relief as it is expected that the Fund will invest between 0% and 30% of its assets in U.S. Government obligations.

         Another benefit of the proposed change in investment objective and strategy would be lower expenses. While the investment advisory fee would remain at 0.50%, operating expenses (which were an additional 0.41% of net assets in 1999) would be capped at 0.25%, for an overall lower fee of 0.75% of net assets. These lower fees would further enhance the return potential for the Fund.

         Both the Board and the Fund's current management believe that the proposed changes to the Fund will be in the best interests of investors. Shareholders in the Fund are encouraged to vote in favor of the proposal, and any questions about the vote may be directed to Columbia at 1-800-547-1707. We look forward to the results of the Special Meeting of Shareholders on September 15.

         Thank you for your investment in Columbia U.S. Government Securities Fund.

Jeffrey L. Rippey
Portfolio Manager